UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-A/A

(Amendment No. 2)

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES PURSUANT TO SECTION 12(b) OR (g) OF THE

SECURITIES EXCHANGE ACT OF 1934

Rubicon Technology, Inc.

(Exact name of registrant as specified in its charter)

Delaware	36-4419301
(State of Incorporation or Organization)	(I.R.S. Employer Identification No.)

900 East Green Street Bensenville, Illinois 60106

(Address of principal executive offices and zip code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol	Name of each exchange on which registered
Preferred Share Purchase Right

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), please check the following box. ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box. ☐

If this form relates to the registration of a class of securities concurrently with a Regulation A offering, check the following box. ☐

Securities Act registration statement or Regulation A offering statement file number to which this form relates: Not applicable

(if applicable)

Securities to be registered pursuant to Section 12(g) of the Act: None

EXPLANATORY NOTE

This Amendment No. 2 to Form 8-A is being filed by Rubicon Technology, Inc., a Delaware corporation (the “Company”), to update the disclosure in the Company’s Registration Statement on Form 8-A filed with the Securities and Exchange Commission (the “SEC”) on December 18, 2017, amended on December 22, 2020.

Item 1. Description of Registrant’s Securities to be Registered.

On December 18, 2017, the Company entered into a Section 382 Rights Agreement (the “Rights Agreement”) by and between the Company and American Stock Transfer & Trust Company, LLC, as Rights Agent, as amended by Amendment No. 1 to the Rights Agreement dated December 18, 2020. The Rights Agreement was entered into in an effort to preserve stockholder value by protecting against a possible limitation on the Company’s ability to use its net operating loss carry-forwards.

On July 1, 2022, the Company and Janel Corporation, a Nevada corporation (the “Purchaser”) entered into a Stock Purchase and Sale Agreement (the “Purchase Agreement”) pursuant to which the Purchaser will commence a cash tender offer (the “Offer”) to purchase up to 45.0% of the issued and outstanding shares of the Company’s common stock, par value $0.001, on a fully-diluted basis, at a price per Share of $20.00, subject to the terms and conditions set forth in the Purchase Agreement. A description of the Purchase Agreement is available in the Company’s Current Report on Form 8-K filed with the SEC on July 5, 2022 and a copy of the Purchase Agreement is filed as an exhibit thereto.

In connection with the execution of the Purchase Agreement, on June 27, 2022, the Company’s Board of Directors approved Amendment No. 2 (the “Amendment”) to the Rights Agreement. The Amendment, among other things, renders the Rights Agreement inapplicable to the Offer, the Purchase Agreement and the transactions contemplated under the Purchase Agreement. In addition, the Amendment provides that neither the Purchaser, nor any of its affiliates or associates will become an “Acquiring Person” or “Beneficial Owner” (as such terms are defined in the Rights Agreement), and a Distribution Date and Stock Acquisition Date (as such terms are defined in the Rights Agreement) will not be deemed to have occurred, as a result of the announcement of the Offer, the execution of the Purchase Agreement, or the consummation of the Offer or of the other transactions contemplated by the Purchase Agreement. The Amendment also extends the final expiration date of the Rights Agreement to September 1, 2025.

The Amendment was also filed as an exhibit to the Company’s Current Report on Form 8-K filed with the SEC on July 5, 2022.

Item 2. Exhibits.

The following exhibits are furnished or filed herewith.

Exhibit No.	Description
4.1	Certificate of Designation of Series A Junior Participating Preferred Stock of Rubicon Technology, Inc. (incorporated by reference to Exhibit 3.1 to the Company’s Form 8-K filed on December 18, 2017)
4.2	Section 382 Rights Agreement, dated as of December 18, 2017, between Rubicon Technology, Inc. and American Stock Transfer & Trust Company, LLC (incorporated by reference to Exhibit 4.1 to the Company’s Form 8-K filed on December 18, 2017)
4.3	Amendment No. 1 to the Section 382 Rights Agreement between Rubicon Technology, Inc. and American Stock Transfer & Trust Company, LLC, as Rights Agent (incorporated by reference to Exhibit 4.1 to the Company’s Form 8-K filed on December 18, 2020)
4.4	Amendment No. 2 to the Section 382 Rights Agreement, dated July 1, 2022 between Rubicon Technology, Inc. and American Stock Transfer & Trust Company, LLC, as Rights Agent (incorporated by reference to Exhibit 10.1 to the Company’s Form 8-K filed on July 5, 2022)

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

Date: July 11, 2022	RUBICON TECHNOLOGY, INC.
(Registrant)

/s/ Timothy E. Brog
Name: Timothy E. Brog Title: Chief Executive Officer